EXHIBIT 10.12

DEBT SETTLEMENT AND RELEASE AGREEMENT

This Debt Settlement and Release Agreement (the “Agreement”) is made effective as of April 2, 2010, by and between Golden Phoenix Minerals, Inc., a Nevada corporation (the “Company”) and Robert P. Martin, an individual (the “Debt Holder”).

RECITALS

WHEREAS, pursuant to a written Employment Agreement between the Company and the Debt Holder dated March 8, 2006, as supplemented by that certain Addendum to Employment Agreement dated January 31, 2007, (collectively, the “Employment Agreement”), the Company has employed the Debt Holder as its President.

WHEREAS, the Company is currently indebted to the Debt Holder for certain deferred unpaid salary amounts and accrued unpaid expenses owing under his Employment Agreement. The unpaid salary owed to the Debt Holder, as of December 31, 2009, totals $268,569.65, and the accrued unpaid expenses owed to the Debt Holder currently totals $11,746.91 (collectively, the “Employment Obligations”).

WHEREAS, the Company is currently indebted to the Debt Holder for the remaining principal and accrued interest due on those certain loans made by the Debt Holder to the Company.  Specifically, the Company has issued to the Debt Holder a promissory note, dated September 1, 2008, under which $26,250 is currently owed to the Debt Holder.  The Company has also issued to the Debt Holder another promissory note, dated October 16, 2008, under which $64,185 is currently owed to the Debt Holder.  The Company has also issued to the Debt Holder another promissory note, dated June 16, 2009, under which $70,089.61 is currently owed to the Debt Holder.  The aforementioned promissory notes are collectively referred to herein as the “Loan Obligations.”  The total amount of interest currently owing on the Loan Obligations is $55,415.36. Therefore, the total amount, including interest, currently owed to the Debt Holder by the Company under the Loan Obligations is $215,939.97.

WHEREAS, the Debt Holder, Ken Ripley and David Pearl are members of Ashdown Milling LLC (“Ashdown Milling”), and the Company is currently indebted to the Debt Holder in connection with the Company’s investment in the mill owned by Ashdown Milling, in Mr. Martin’s capacity as a member thereof.  The total amount of these obligations, including the principal amount plus premium (royalties), is $489,002.31 (the “Ashdown Milling Obligations”).

WHEREAS, the Employment Obligations, Loan Obligations and Ashdown Milling Obligations are collectively referred to herein as the “Outstanding Debt”.

WHEREAS, it is now the desire and intention of the Debt Holder and the Company to settle and resolve all agreements, understandings, disputes, and differences relating to the Outstanding Debt which exist as of the date of this Agreement.

NOW, THEREFORE, AND IN CONSIDERATION OF THE ABOVE RECITALS AND THE MUTUAL PROMISES AND RELEASES CONTAINED HEREIN, THE PARTIES DO HEREBY AGREE AS FOLLOWS:

AGREEMENT

1.           Settlement Payment And Forgiveness.  The Company agrees to pay the Debt Holder the total sum of Seven Hundred Sixteen Thousand Six Hundred Eighty-nine Dollars and 19/100 ($716,689.19) (“Settlement Sum”) in exchange for a release of all claims against it by the Debt Holder relating to, or arising out of, the Outstanding Debt, as follows:

a.           Employment Obligations Settlement. Eleven Thousand Seven Hundred Forty-six Dollars and 91/100 ($11,746.91) in exchange for a release of all claims against it by the Debt Holder relating to, or arising out of, the Employment Obligations.  The Debt Holder forgives and releases the Company of all claims relating to, or arising out of, the deferred unpaid salary amounts totaling Two Hundred Sixty-eight Thousand Five Hundred Sixty-nine Dollars and 65/100 ($268,569.65) owed to him under the Employment Agreement as of December 31, 2009;

b.           Loan Obligations Settlement. Two Hundred Fifteen Thousand Nine Hundred Thirty-nine Dollars and 97/100 ($215,939.97) in exchange for a release of all claims against it by the Debt Holder relating to, or arising out of, the Loan Obligations; and

c.           Ashdown Milling Obligations Settlement.  Four Hundred Eighty Nine Thousand Two Dollars and 31/100 ($489,002.31) in exchange for a release of all claims against it by the Debt Holder relating to, or arising out of, the Ashdown Milling Obligations.

2.           Payment of Settlement Amount.   The Settlement Sum will be paid by the Company to Debt Holder, or at Debt Holder’s election or the election of Debt Holder’s Trustee to the Robert P. Martin Revocable Living Trust, as follows:

a.           Cash Payment.  As soon as reasonably practicable following the closing of the joint venture between the Company and Scorpio Gold Corporation (“Scorpio Gold”), the Company will pay the amount agreed upon in Section 1(a) in cash to Debt Holder.

b.           Issuance of Note.  As soon as reasonably practicable following the date hereof, the Company shall issue Debt Holder a secured promissory note (the “Note”), in the principal amount of Seven Hundred Four Thousand Nine Hundred Forty-two Dollars and 28/100 ($704,942.28) (“Principal Amount”) such sum accounting for the balance of the Settlement Amount as set forth in Sections 1(b) and 1(c) above.  Of the Principal Amount, (1) $215,939.97 will accrue interest at a rate of 6.5% per annum, with a maturity date of September 12, 2010; and (2) $489,002.31 will be paid by the Company to the Debt Holder after the Company has satisfied its current financial obligations to Ken Ripley and David Pearl, or by March 12, 2011, whichever comes first, said payment to be structured at Debt Holder’s election as a sale of Debt Holder’s Membership Interest in the Ashdown Milling Company LLC to the Company in accordance with the terms and conditions of the Ashdown Milling Company Operating Agreement.  Amounts owed to the Debt Holder pursuant to the Note will be secured by shares of Scorpio Gold common stock as set forth below and upon the following terms and conditions:

i.           Security For Note.  The Note to be issued to the Debt Holder pursuant to Section 2 shall, by its terms and to the extent of an outstanding balance of principal and interest under the Note, be secured by One Million Twenty Thousand (1,020,000) shares of Scorpio Gold common stock valued at CN $0.50 per share (“Scorpio Gold Shares”).  The Debt Holder may elect to receive Scorpio Gold Shares, in all or part and at one time or in installments at Debt Holder’s election, and apply those shares, to be valued at CN $0.50 per share at the time of election, against the then outstanding balance of principal and interest, which will be reduced accordingly.  Debt Holder hereby agrees that any such Scorpio Gold Shares to be issued to Debt Holder hereunder shall be subject to that certain Letter Agreement by and between the Company and Scorpio Gold dated March 10, 2010, pursuant to which Scorpio Gold holds a right of first refusal with respect to the Scorpio Gold Shares and Debt Holder shall enter into such written agreement with Scorpio Gold as may be deemed necessary.

3.           Release of Liability.  In exchange for the promises and covenants set forth herein, the Debt Holder hereby releases, acquits, and forever discharges the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, attorneys, shareholders, partners, successors, assigns, affiliates, customers, and clients (collectively, the “Company Released Parties”) of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (“Claims”) to the extent that such Claims directly or indirectly arise out of or are in any way related to the Outstanding Debt.  The Debt Holder agrees to indemnify and hold the Company Released Parties harmless from any liabilities, debts, demands, causes of action, injuries, costs, attorneys' fees or damages of any kind arising out of the Debt Holder’s action or inactions, whether negligent or otherwise, with respect to, or in connection with this Agreement.

4.           Confidentiality.   The Debt Holder agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement and the consideration for this Agreement (hereinafter collectively referred to as the “Settlement Information”).  Except as required by law, the Debt Holder may disclose Settlement Information only to the court in any proceedings to enforce the terms of this Agreement and to the Debt Holder’s consultants and agents who have a bona fide need to know and whom the Debt Holder will inform of the terms of this Agreement and who shall thereafter agree to abide by the provisions and restrictions of this Agreement as if they were a party hereto.

5.           Cooperation.   Each of the parties to this Agreement, without further consideration, shall execute and deliver such other documents and take such other action as may be reasonably requested by the other party hereto to consummate more effectively the purposes or subject matter of this Agreement.

6.           Authority To Execute Agreement.   Any person signing this Agreement for a party represents and warrants that he has express authority to sign this Agreement for that party and agrees to hold the opposing party harmless for any costs or consequences of the absence of actual authority to sign.

7.           Mutual Negotiation.   The parties agree that this Agreement is the product of negotiation between sophisticated parties, each of whom is represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of the provisions hereof.  Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction.  Each of the Company and the Debt Holder further acknowledges that it enters into this Agreement knowingly and voluntarily and without duress, coercion or undue influence.

8.           Representation By Counsel.   The parties understand and agree that they are represented by counsel of their choice, and that they have not relied upon the statements or advice of the other party, its agents, counsel or employees.

9.           Third Party Beneficiaries.   Each of the Company Released Parties who is not a party to this Agreement is an intended third party beneficiary to this Agreement and shall be entitled to all rights and remedies it would be entitled to if it were an original signatory to this Agreement.  Other than the parties to this Agreement and the Company Released Parties, no other individual or entity has any rights or remedies pursuant to this Agreement and no other third party beneficiaries are intended.

10.           No Admission Of Liability.  This Agreement is entered into solely for the purpose of avoiding the costs of litigation, and neither this Agreement nor anything contained herein shall be taken or construed to become, at any time or place, an admission of either party of any of the claims related to or arising out of the Outstanding Debt.

11.           Covenant Not To Sue.  The Company and the Debt Holder agree not to sue or otherwise prosecute each other with respect to any claim settled or released in this Agreement.

12.           Entire Agreement.  This Agreement supersedes any and all agreements, either oral or written, between the parties hereto with respect to the Outstanding Debt, including, but not limited to, any prior agreements or promissory notes evidencing the Loan Obligations.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.  Any modification of this Agreement will be effective only if it is in writing and signed by both parties.

13.           Governing Law.  This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Nevada.

14.           Jurisdiction and Venue.  The parties hereby consent to the exclusive jurisdiction of the state and federal courts sitting in Nevada with the sole and exclusive venue of Washoe County in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.

15.           Attorneys’ Fees.  The parties will bear their own respective attorneys’ fees and costs incurred with respect to this Agreement and any prior legal matters between them.  In the event, however, that legal action of any type is filed to enforce the provisions of this Agreement, the prevailing party in the enforcement proceeding shall be entitled to an award of attorneys’ fees and expenses reasonably incurred in the action.  For this purpose, attorneys’ “fees and expenses” includes, without limitation, the fees and expenses of attorneys, paralegal or legal assistants and experts and consultants for the prevailing party and all other fees and expenses that counsel for the prevailing party incurs in the course of representation of the prevailing party in anticipation of and/or during the course of the action, whether or not otherwise recoverable as “attorneys’ fees” or as “costs” under applicable law.

16.           Amendment; Waiver.  No amendment or variation of the terms of this Agreement shall be valid unless made in writing and signed by the Company and the Debt Holder.  A waiver of any term or condition of this Agreement shall not be construed as a general waiver by the Company.  Failure of either the Company or the Debt Holder to enforce any provision or provisions of this Agreement shall not waive any enforcement of any continuing breach of the same provision or provisions or any breach of any provision or provisions of this Agreement.

17.           Ambiguities.  This Agreement shall not be subject to the rule that any ambiguities in the contract are to be interpreted against the drafter of the Agreement.

18.           Counterparts.  This Agreement may be signed in one or more counterparts (by facsimile or otherwise), all of which shall be treated as one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first hereinabove written.

DEBT HOLDER
Date: April 16, 2010	By: /s/ Robert P. Martin Robert P. Martin
THE COMPANY
Date: April 16, 2010	Golden Phoenix Minerals, Inc. By: /s/ Tom Klein Its: CEO